Exhibit 99.16

TIANYUAN LAW FIRM

11F/Tower C, Corporate Square, 35 Financial St.

Beijing. 100032, P. R. China

Tel: (8610) 8809-2188; Fax: (8610)8809-2150.

Date: August 22, 2006

New Oriental Education & Technology Group Inc.

No. 6 Hai Dian Zhong Street

9th Floor

Haidian District, Beijing 100080

People’s Republic of China

Latham & Watkins LLP

41st Floor

One Exchange Square

8 Connaught Place, Central

Hong Kong

Dear Sirs:

We have acted as special People’s Republic of China (“PRC”) legal counsel to New Oriental Education & Technology Group Inc., a company incorporated under the laws of the Cayman Islands (the “Company”).

With respect to the proposed initial public offering (the “Offering”) of the Company’s American Depositary Shares (“ADSs”), each representing 4 common shares, par value $0.01 per share, of the Company, and the issuance of the prospectus, that forms part of the Company’s registration statement on Form F-1 filed with the U.S. Securities and Exchange Commission, in connection therewith, you have requested us to furnish an opinion to you as to the matters hereinafter set forth.

A.	Documents Examined, Definition and Information Provided

In connection with the furnishing of this opinion, we have examined copies, certified or otherwise identified to our satisfaction, of documents provided by the Company. All of these documents are hereinafter collectively referred to as the “Documents.”

Unless the context of this opinion otherwise provide, the following terms in this opinion shall have the meanings set forth below:

“Approvals” - to mean all necessary approvals, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, endorsements, annual inspections, qualifications and licenses.

“Contracts” – to mean the contracts listed in Schedule I of this opinion.

“PRC” - to mean the People’s Republic of China (for the purposes of this opinion, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan Province).

“PRC Laws” - to mean all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations and sub-ordinate legislations currently in force and publicly available in the PRC on the date of this opinion.

“WFOEs” - to mean the Company’s three subsidiaries located in the PRC, including Beijing Decision Education and Consulting Co., Ltd. (“Beijing Decision”), Beijing Hewstone Technology Co., Ltd. (“Beijing Hewstone”) and Beijing Judgment Education & Consulting Co., Ltd., (“Beijing Judgment”).

“New Oriental China” - to mean Beijing New Oriental Education & Technology (Group) Co., Ltd., a company incorporated in accordance with the PRC Laws.

“Chinese Subsidiaries” - to mean all of the subsidiaries of New Oriental China, including the entities listed in Part Two of Schedule II of this opinion.

“New Oriental Schools” - to mean all of the schools founded and operated by New Oriental China, including the entities listed in Part Three of Schedule II of this opinion.

“Chinese Entities” - to mean all of the WFOEs, New Oriental China, the Chinese Subsidiaries and the New Oriental Schools.

“Underwriting Agreement” - to mean the underwriting agreement, to be entered among the Company, the Selling Shareholders and Credit Suisse Securities (USA) LLC and Goldman Sachs (Asia) L.L.C., as representatives of the Underwriters.

“Deposit Agreement” - to mean the deposit agreement, to be entered among the Company, Deutsche Bank Trust Company Americas as depositary (the “Depositary”) and the holders and beneficial owners from time to time of the ADRs issued thereunder.

“General Disclosure Package” – to mean (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time, (ii) the preliminary prospectus dated August 22, 2006 (which is the most recent Statutory Prospectus distributed to investors generally) and (iii) the other information, if any, stated in Schedule D to the Underwriting Agreement, all considered together.

“Applicable Time” means the date of the Underwriting Agreement.

Capitalized terms used but not defined herein shall have the meanings set forth in the Underwriting Agreement.

We have also examined originals and/or copies, certified or otherwise identified to our satisfaction, of other instruments as we have deemed necessary or advisable for the purposes of this opinion.

B.	Assumptions.

In our examination of the aforesaid Documents, we have assumed, without independent investigation and inquiry that:

1.	all signatures, seals and chops are genuine and were made or affixed by representatives duly authorized by the respective parties, all natural persons have the necessary legal capacity, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photo static copies conform to the originals;

2.	no amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion; and

3.	each of the parties to the Documents (except the Chinese Entities) is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent governmental authorities of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party.

In expressing the opinions set forth herein, we have relied upon the factual matters contained in the representations and warranties set forth in the Documents.

C.	Opinion.

Based upon the foregoing, and subject to the assumptions, exceptions and qualifications set forth herein, we are of the opinion that:

(a) Each of the WFOEs has been duly incorporated and is validly existing as a wholly foreign owned enterprise with limited liability, with full enterprise legal person status and in good standing under the PRC Laws. All of the registered capital of each of the WFOEs has been fully paid for and all of the equity interest in the registered capital of each of the WFOEs is owned by the Company and such equity interest is free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, or any third party right and was not issued in violation of preemptive or similar rights. The Articles of Association, business license and other constitutive or organization documents of each of the WOFEs comply with the requirements of applicable PRC law and are in full force and effect.

(b) New Oriental China has been duly incorporated and is validly existing as a company with limited liability, with full enterprise legal person status and in good standing under the PRC Laws. All of the registered capital of New Oriental China has been fully paid for and all of the equity interest in the registered capital of New Oriental China is respectively owned by its shareholders as specified in Part One of Schedule II of this opinion and was not issued in violation of preemptive or similar rights. All of the equity interests in New Oriental China owned by its shareholders have been duly pledged to Beijing Decision in accordance with the PRC Laws. The Articles of Association, business license and other constitutive or organization documents of New Oriental China comply with the requirements of applicable PRC law and are in full force and effect.

(c) Each of the Chinese Subsidiaries has been duly incorporated and is validly existing as a company with limited liability, with full enterprise legal person status and in good standing under the PRC Laws. All of the registered capital of each of the Chinese Subsidiaries has been fully paid for and all of the equity interest in the registered capital of each of the Chinese Subsidiaries is owned by New Oriental China or its nominees or their respective subsidiaries, the details of which are listed in Part Two of Schedule II of this opinion and such equity interests are each free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, or any third party right and was not issued in violation of preemptive or similar rights. The Articles of Association, business license and other constitutive or organization documents of each of the Chinese Subsidiaries comply with the requirements of applicable PRC law and are in full force and effect.

(d) Each of the New Oriental Schools has been duly established and is validly existing as a private school with limited liability, with full legal person status and in good standing under the PRC Laws. All of the registered capital of each of the New Oriental Schools has been fully paid for and all of the investment interests in each of the New Oriental Schools is owned by New Oriental China and such interests are each free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, or any third party right and was not issued in violation of preemptive or similar rights. The Articles of Association, business license and other constitutive or organization documents of each of the New Oriental Schools comply with the requirements of applicable PRC law and are in full force and effect.

(e) The ownership structure of the Company, the WFOEs, New Oriental China, the Chinese Subsidiaries and the New Oriental Schools, individually or in the aggregate, is in compliance with the PRC Laws.

(f) Each of the Chinese Entities has full power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; each of the Chinese Entities is duly qualified to transact business and is in good standing in the PRC in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except as disclosed in the General Disclosure Package.

(g) All Approvals in the PRC required for the establishment and the maintenance of the legal person status of each of the Chinese Entities have been duly issued and obtained and all such Approvals are in full force and effect, have not been revoked, withdrawn, suspended or cancelled and are not subject to any condition. Each of the Chinese Entities has complied with all applicable registration and filing requirements under the PRC Laws for its establishment and the maintenance of its status and existence as a legal person.

(h) Each of the Chinese Entities has the power and authority and has satisfied all conditions and done all things required by the PRC Laws (including the making and obtaining of all necessary Approvals, if any) in order for it to own, use, lease and operate its assets and to conduct its existing and proposed business as set out in its business license and in the General Disclosure Package. Such Approvals are in full force and effect; no violation exists in respect of any such Approvals; and no such Approvals are subject to suspension, revocation or withdrawal and to the best of our knowledge, having made all due and reasonable inquiries, there are no circumstances existing which might lead to suspension, revocation or withdrawal of any such Approvals or any conditions attached thereto being adversely altered, except where such alteration would not individually or in the aggregate have a material adverse effect on the business, properties, management, financial position, shareholders’ equity, results of operation or prospectus of the Company and the Chinese Entities, taken as a whole (a “Material Adverse Effect”). The business operations of each of the Chinese Entities are in compliance with all applicable PRC Laws, rules and regulations in all material aspects.

(i) Each of the relevant Chinese Entities has full power, authority and legal right to enter into, execute, adopt, assume, issue, deliver and perform their respective obligations under each of the Contracts to which it is expressed to be a party and such obligations constitute valid, legal and binding obligations enforceable in accordance with the terms of each of the Contracts against each of them in accordance with terms of each of the Contracts. Each Contract and the transactions contemplated thereby have been duly authorized by the PRC entities expressed to be parties thereto. No Approvals are required to be done or obtained for the performance of the respective relevant Chinese Entities of their obligations and the transactions contemplated under the Contracts other than those already obtained, except when the Company decides to exercise the option granted under the Exclusive Option Agreement to purchase the equity interests in New Oriental China, such purchase shall be subject to prior approval by the Ministry of Commerce or its local counterpart and be further subject to registrations with the relevant government authorities.

(j) Each of the relevant Chinese Entities has taken all necessary corporate and other actions and fulfilled and done all conditions and things required by the PRC Laws (including the making and obtaining of all relevant Approvals, if any) for the entering into, execution, adoption, assumption, issue, delivery and the performance of their respective obligations under each of the Contracts to which it is expressed to be a party except as disclosed in the preceding paragraph (i), and the representatives of the relevant Chinese Entities (as the case may be) have been duly authorized to do so. Each of the relevant Chinese Entities is not in breach of the terms and conditions of any Approvals; all such Approvals are in full force and effect; and no such Approvals have been amended or revoked or are subject to suspension, revocation or withdrawal and to the best of our knowledge, having made all due and reasonable inquiries, there are no circumstances existing which might lead to suspension, revocation or withdrawal of any such Approvals or any conditions attached thereto being adversely altered.

(k) The execution, delivery and performance by each of the relevant Chinese Entities of their respective obligations under each of the Contracts to which any of them is a party does not and will not contravene, result in a breach or violation of or constitute a default under (i) any of the terms and provisions of their respective Articles of Association or any of their respective business licenses and constitutive documents, (ii) any applicable PRC Laws or public policy, or (iii) any agreement, instrument, arbitration award or judgment, order or decree of any court of the PRC having jurisdiction over the relevant Chinese Entities, as the case may be, any agreement or instrument to which any of them is expressed to be a party or which is binding on any of them or any of their assets, and each Contract is in full force and effect and to the best of our knowledge after due inquiry, none of the Chinese Entities thereto is in breach or default in the performance of any of the terms or provisions of such Contact; no Contract has been amended or revoked or is liable to be set aside under any applicable PRC Laws.

(l) None of the Contracts or the transactions contemplated by the Contracts taken both individually and together as a whole has resulted in or results in the creation or imposition of any lien, charge, encumbrance or claim pursuant to any instrument or agreement to which any of the relevant Chinese Entities was or is a party or by which any of the relevant Chinese Entities or any of their respective properties or assets was or is bound, except the option granted under the Exclusive Option Agreement and the pledge created under the Exclusive Pledge Agreement, both as listed in Schedule I of this opinion.

(m) The choice of PRC Laws as the governing law in each Contract is a valid choice of governing law and will be binding on the parties to the relevant Contract.

(n) Each of the Contracts and the transactions contemplated thereby are legal, valid, enforceable and admissible as evidence under the PRC Laws and public policy and is binding on the persons expressed to be parties thereto. No provision in any of the Contracts (taken both individually and together as a whole) contravenes in any way any applicable the PRC Laws or public policy.

(o) None of the WFOEs is currently prohibited, directly or indirectly, from paying any dividends on their equity interest, except as described in or contemplated by the General Disclosure Package. The current beneficial owners of the Company who are PRC residents have registered with the local branch of the State Administration of Foreign Exchange, or SAFE, as required under the SAFE’s Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Vehicles, or SAFE Circular No. 75, issued on October 21, 2005. Except as described in the General Disclosure Package, all dividends declared and payable upon the equity interests of the WFOEs may be converted into foreign currency that may be freely transferred out of the PRC, provided however that the current or future beneficial shareholders of the Company (direct or indirect) who are PRC residents shall complete the necessary foreign exchange registration for their outbound investments in accordance with the relevant foreign exchange regulations on a timely basis. All dividends payable by the WFOEs are not and will not be subject to withholding or other taxes under the PRC Laws and when paid will be free and clear of any tax, withholding or deduction in the PRC without the necessity of obtaining any governmental authorization in the PRC.

(p) There are no legal, administrative, arbitration or other proceedings which has challenged the legality, effectiveness or validity of the Contracts and/or the transactions contemplated thereby, individually or taken as a whole, or to the best of our knowledge after making due and reasonable enquiries, no such proceedings are threatened or contemplated by any governmental or regulatory authority or by any other persons.

(q) No further action from shareholders or directors of each of Chinese Entities is required to approve and implement in full the Contracts and the transactions contemplated thereby.

(r) The obligations undertaken by and the rights granted to each party to the Contracts are legally permissible under the PRC Laws.

(s) No third party Approvals is required for the implementation of the Contracts or the transactions contemplated thereby or for each of the relevant Chinese Entities to fulfill its obligations under the Contracts.

(t) The description of the corporate structure of the Company and the Contracts as set forth in the General Disclosure Package under the captions “Corporate Structure” and “Related Party Transactions” and filed as exhibits to the Initial Registration Statement, is true and accurate in all material respects and nothing has been omitted from such description which would make it misleading in any material respect. To the best of our knowledge after due inquiry, there is no other agreement, contract or other document relating to the corporate structure or the operation of the Company and the Chinese Entities which has not been, to the extent material to the Company and the Chinese Entities, disclosed in the General Disclosure Package.

(u) None of the Chinese Entities is in breach of or in default under (i) any applicable PRC Laws, (ii) any Approval granted by any PRC governmental or regulatory body or its business license, or (iii) their respective articles of association, other constitutive documents or any contracts to which any entity is a party, such breach or default which has not been corrected, remedied, rectified or waived, and there exists no such breach or default the result of which would have a Material Adverse Effect.

(v) None of the Chinese Entities is in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject except for any such default or violation that would not, individually or in the aggregate have a Material Adverse Effect.

(w) None of the Chinese Entities has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution or liquidation of such Chinese Entities, or for the suspension, withdrawal, revocation or cancellation of their business licenses.

(x) None of the Chinese Entities or the Company is entitled to any immunity from any legal proceedings or other legal process or from enforcement execution or attachment in respect of their obligations in the transactions contemplated under the Underwriting Agreement, the Deposit Agreement or the Contracts.

(y) Except as disclosed in the General Disclosure Package, the Chinese Entities own, possess or can acquire on reasonable terms sufficient trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets, inventions, technology, know-how and other intellectual property and similar rights, including registration and applications thereof (collectively, “Intellectual Property Rights”) necessary or material to the conduct of the business now conducted or proposed in the General Disclosure Package. Except as disclosed in the General Disclosure Package and in Section C paragraph (z) below. (i) there are no rights of third parties to any of the Intellectual Property Rights owned by the Company or the Chinese Entities; (ii) there is no pending or, to our knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s or any of the Chinese Entities’ rights in or to, or the violation of any of the terms of, any of their Intellectual Property Rights; (iii) there is no pending or, to our knowledge, threatened action, suit, proceeding or claim by others challenging the validity, enforceability or scope of any such Intellectual Property Rights; (iv) there is no pending or, to our knowledge, threatened action, suit, proceeding or claim by others that the Company or the Chinese Entities infringes, misappropriates or otherwise violates or conflicts with any Intellectual Property Rights or other proprietary rights of others, except in each case covered by clauses (i) to (iv) above such as would not, if determined adversely to the Company or any of the Chinese Entities, individually or in the aggregate, have a Material Adverse Effect.

(z) Except as disclosed in Schedule III of this opinion, we do not know of any PRC legal or governmental proceedings pending or threatened to which the Company or any of the Chinese Entities is a party or to which any of the properties of the Company or any of the Chinese Entities is subject that are required to be described in the Registration Statement or the General Disclosure Package and are not so described or of any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the General Disclosure Package or to be filed as exhibits to the Registration Statement that are not described or filed as required:

(aa) There are no outstanding guarantees or contingent payment obligations of any of the Chinese Entities in respect of indebtedness of third parties except as disclosed in the General Disclosure Package.

(bb) The execution and delivery by the Company of, and the performance by the Company of its obligations under the Underwriting Agreement and the Deposit Agreement will not contravene any provision of the PRC Laws or the articles of association or other governing documents of any of the Chinese Entities or any agreement or other instrument governed by the PRC Laws and binding upon any of the Chinese Entities that is material to the Company and the

Chinese Entities, taken as a whole, or any judgment, policy, order or decree of any governmental body, agency or court of the PRC having jurisdiction over the Company or any Chinese Entities, and no Approval any governmental body or agency is required for the performance by the Company of its obligations under the Underwriting Agreement or the Deposit Agreement.

(cc) The choice of law provisions in the Underwriting Agreement and the Deposit Agreement will be recognized by PRC courts; each of the Chinese Entities can be sued in its own name under the PRC Laws.

(dd) Any judgment obtained in a New York court arising out of or in relation to the obligations of the Company and the Chinese Entities under the Underwriting Agreement or the Deposit Agreement would be enforceable against the Company and the Chinese Entities in the courts of the PRC, subject to the applicable provisions of the Civil Procedure Law of the PRC relating to the enforceability of foreign judgments.

(ee) The statements in the General Disclosure Package under “Prospectus Summary,” “Corporate Structure,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” “Business,” “Related Party Transactions,” “Enforceability of Civil Liabilities,” “Regulations” and “Risk Factors,” insofar as such statements constitute summaries of the legal matters, documents or proceedings referred to therein, in each case to the extent, and only to the extent, governed by the PRC Laws, fairly present the information and summarize the matters referred to therein.

(ff) Each of the Chinese Entities has good and marketable title to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except as disclosed in Schedule IV and except such as described or referred to in the General Disclosure Package or such as do not materially interfere with the use made and proposed to be made of such property by any of the Chinese Entities, as the case may be; and any real property and buildings held under lease by Chinese Entities are held by them under valid, existing and enforceable leases with such exceptions as are not material and do not interfere with the use made or proposed to be made of such property and buildings by any of the Chinese Entities, as the case may be.

(gg) Each of the Chinese Entities is in compliance with all applicable PRC Laws relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), except, in each case, where noncompliance, individually or in the aggregate, would not have a Material Adverse Effect, there are no legal or governmental proceedings pending, or to the best of our knowledge, threatened against or affecting any of the Chinese Entities under any Environmental Law which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(hh) Neither the Company or any of the Chinese Entities has any financial obligation to the PRC government or any social security fund or other fund of the PRC government in connection with the offering.

(ii) There are no reporting obligations under PRC law on non-PRC resident holders of the ADSs or the common shares offered in this offering.

(jj) As a matter of PRC law, no non-PRC resident holder of the ADSs or common shares will be subject to any personal liability, or be subject to a requirement to be licensed or otherwise qualified to do business or be deemed domiciled or resident in the PRC, by virtue only of holding such ADSs or common shares. There are no limitations under PRC law on the rights of non-PRC resident holders of the ADSs or common shares to hold, vote, or transfer their securities nor any statutory pre-emptive rights or transfer restrictions applicable to the ordinary shares.

(kk) The Depositary will not (absent negligence, bad faith or breach of contract and general principle of agency) be subject to any potential liability under PRC laws for taking any action contemplated in the Deposit Agreement.

(ll) Nothing has come to our attention that leads us to believe that any part of a Registration Statement or any amendment thereto, as of its effective date or the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading or that the Final Prospectus or any amendment or supplement thereto, as of its issue date or as of the date hereof, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; we have no reason to believe that the General Disclosure Package, as of the Applicable Time or as of the date hereof, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

We are licensed to practise in the PRC and the foregoing opinion is limited to the PRC Laws currently in force and publicly available on the date of this opinion and is subject to the following qualifications:

(a) We express no opinion as to any law other than the laws of the mainland territory of the PRC in force on the date of this opinion. In particular, we have made no investigations and we express no opinion as to the laws of the Special Administrative Regions of Hong Kong and Macao;

(b) This opinion is intended to be used in the context which is specifically referred to herein; and

(c) The PRC Laws referred to herein are laws currently in force and there is no guarantee that any of such laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

This opinion is rendered solely to you in connection with the above matter and at the request of the Company. This opinion may not be relied upon by you for any other purpose or released upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ TianYuan Law Firm

TianYuan Law Firm

Schedule I — List of the Contracts

I.	Teaching Support Agreement

•	Teaching Support Agreement dated as of April 25, 2005 and amended as of January 1, 2006 between Beijing Decision and Beijing Haidian District Private-Funded New Oriental School

•	Teaching Support Agreement dated as of April 25, 2005 and amended as of January 1, 2006 between Beijing Decision and Shenyang New Oriental Foreign Language Training School

•	Teaching Support Agreement dated as of April 25, 2005 and amended as of January 1, 2006 between Beijing Decision and Guangzhou Haizhu District Private-Funded New Oriental Training School

•	Teaching Support Agreement dated as of April 25, 2005 and amended as of January 1, 2006 between Beijing Decision and Wuhan New Oriental Training School

•	Teaching Support Agreement dated as of January 1, 2006 between Beijing Decision and Shenzhen New Oriental Training School

II.	Website Development and Use Agreement

•	Website Development and Use Agreement dated as of April 25, 2005 and amended as of January 1, 2006 between Beijing Decision and Beijing Haidian District Private-Funded New Oriental School

•	Website Development and Use Agreement dated as of April 25, 2005 and amended as of January 1, 2006 between Beijing Decision and Guangzhou Haizhu District Private-Funded New Oriental Training School

•	Website Development and Use Agreement dated as of April 25, 2005 and amended as of January 1, 2006 between Beijing Decision and Shanghai Yangpu District New Oriental Advanced Study School

•	Website Development and Use Agreement dated as of April 25, 2005 and amended as of January 1, 2006 between Beijing Decision and Shenyang New Oriental Foreign Language Training School

•	Website Development and Use Agreement dated as of April 25, 2005 and amended as of January 1, 2006 between Beijing Decision and Wuhan New Oriental Training School

III.	New Enrollment System Development Service Agreement

•	New Enrollment System Development Service Agreement dated as of April 25, 2005 and amended as of January 1, 2006 between Beijing Decision and Beijing Haidian District Private-Funded New Oriental School

•	New Enrollment System Development Service Agreement dated as of April 25, 2005 and amended as of January 1, 2006 between Beijing Decision and Guangzhou Haizhu District Private-Funded New Oriental Training School

•	New Enrollment System Development Service Agreement dated as of April 25, 2005 and amended as of January 1, 2006 between Beijing Decision and Shanghai Yangpu District New Oriental Advanced Study School

•	New Enrollment System Development Service Agreement dated as of April 25, 2005 and amended as of January 1, 2006 between Beijing Decision and Shenyang New Oriental Foreign Language Training School

•	New Enrollment System Development Service Agreement dated as of April 25, 2005 and amended as of January 1, 2006 between Beijing Decision and Wuhan New Oriental Training School

IV.	Trademark License Agreement

•	Trademark License Agreement dated as of May 13 2006 between New Oriental Education & Technology Group Inc. and New Oriental China regarding the license of trademark “ ”

•	Trademark License Agreement dated as of May 13 2006 between New Oriental Education & Technology Group Inc. and New Oriental China regarding the license of trademark “ ”

•	Trademark License Agreement dated as of May 13 2006 between New Oriental Education & Technology Group Inc. and Beijing Hewstone regarding the license of trademark “ ”

•	Trademark License Agreement dated as of May 13 2006 between New Oriental Education & Technology Group Inc. and Beijing Hewstone regarding the license of trademark “ ”

•	Trademark License Agreement dated as of May 13, 2006 between Beijing Hewstone and Beijing Haidian District Private-Funded New Oriental School

•	Trademark License Agreement dated as of May 13, 2006 between Beijing Hewstone and Beijing new Oriental Dogwood Book, Audio & Video Co., Ltd.

•	Trademark License Agreement dated as of May 13, 2006 between Beijing Hewstone and Beijing New Oriental Dogwood Cultural Communications Co., Ltd.

•	Trademark License Agreement dated as of May 13, 2006 between Beijing Hewstone and New Oriental Foreign Language Training School

•	Trademark License Agreement dated as of May 13, 2006 between Beijing Hewstone and Shanghai Yangpu District New Oriental Advanced Study School

•	Trademark License Agreement dated as of May 13, 2006 between Beijing Hewstone and Wuhan New Oriental Training School

•	Trademark License Agreement dated as of May 13, 2006 between Beijing Hewstone and Xiangfan New Oriental Training School

•	Trademark License Agreement dated as of May 13, 2006 between Beijing Hewstone and Shenzhen New Oriental Training School

•	Trademark License Agreement dated as of May 13, 2006 between Beijing Hewstone and Beijing New Oriental International Preparatory School

V.	Domain Name License Agreement

•	Domain Name Transfer Agreement dated December 12, 2004 between Beijing Haidian District Private-Funded New Oriental School and New Oriental Education & Technology Group Inc.

•	Domain Name License Agreement dated as of March 25, 2006 between New Oriental Education & Technology Group Inc. and New Oriental China.

VI.	Lease Agreement

•	Building Lease Agreement dated as of July 1, 2005 between Beijing Judgment as the landlord and Tianjin New Oriental Training School as the lessee

•	Building Lease Agreement dated as of February 5, 2006 between New Oriental China as the landlord and Beijing Haidian District Private-Funded New Oriental School as the lessee

•	Building Lease Agreement dated as of March 1, 2006 between New Oriental China as the landlord and Shanghai Dogwood Book, Audio & Video Co., Ltd. as the lessee

•	Building Lease Agreement dated as of March 1, 2006 between New Oriental China as the landlord and Beijing New Oriental Dogwood Cultural Communications Co., Ltd. as the lessee

•	Building Lease Agreement dated as of October 17, 2005 between New Oriental China and Beijing New Oriental Xuncheng Net work & Technology Co., Ltd.

•	Building Lease Agreement dated as of April 30, 2005 between New Oriental China as the landlord and Beijing Hewstone as the lessee

•	Building Lease Agreement dated as of April 30, 2005 between New Oriental China as the landlord and Beijing Decision as the lessee

•	Building Lease Agreement dated as of April 30, 2005 between New Oriental China as the landlord and Beijing Judgment as the lessee

VII. Commercial Loan and Mortgage Agreement

•	Loan Agreement dated as of December 3, 2003 between Yangzhou New Oriental Education & Technology Co., Ltd. and the Bank of Communications Yangzhou Branch

•	Loan Agreement dated as of September 29, 2002 between Yangzhou New Oriental Education & Technology Co., Ltd. and the Bank of Communications Yangzhou Branch

•	Land Use Right Mortgage Agreement dated as of September 29, 2002 between Yangzhou New Oriental Education & Technology Co., Ltd. and the Bank of Communications Yangzhou Branch

•	Building Mortgage and Loan Agreement dated as of March 31, 2005 between New Oriental China and China Minsheng Banking Corporation Ltd. Beijing Hepingli Branch

•	Credit Facility Agreement dated as of February 5, 2006 between Beijing Haidian District Private-Funded New Oriental School and the Bank of Beijing Co., Ltd. Haidian Road Sub-branch

•	Maximum Amount Guarantee Agreement dated as of February 5, 2006 between Minhong Yu and the Bank of Beijing Co., Ltd. Haidian Road Sub-branch

•	Maximum Amount Guarantee Agreement dated as of February 5, 2006 between New Oriental China and the Bank of Beijing Co., Ltd. Haidian Road Sub-branch

VIII. Exclusive Option Agreement

•	Option Agreement dated as of May 25, 2006 among New Oriental Education & Technology Group Inc., Beijing Hongcai Education & Technology Co., Ltd. and New Oriental China

•	Option Agreement dated as of May 25, 2006 among New Oriental Education & Technology Group Inc., Beijing Tian Yi Yang Technology Development Co., Ltd. and New Oriental China

•	Option Agreement dated as of December 22, 2004 among New Oriental Education & Technology Group Inc., Beijing Beizhi Culture & Education Co., Ltd. and New Oriental China

•	Option Agreement dated as of December 22, 2004 among New Oriental Education & Technology Group Inc., Fanyi Bao and New Oriental China

•	Option Agreement dated as of December 22, 2004 among New Oriental Education & Technology Group Inc., Beijing Jin Mu Tu Technology & Trading Co., Ltd. and New Oriental China

•	Option Agreement dated as of December 22, 2004 among New Oriental Education & Technology Group Inc., Xiaoping Xu and New Oriental China

•	Option Agreement dated as of December 22, 2004 among New Oriental Education & Technology Group Inc, Qingquan He and New Oriental China

•	Option Agreement dated as of December 22, 2004 among New Oriental Education & Technology Group Inc., Qingdao Feixiang Language Services Co., Ltd. and New Oriental China

•	Option Agreement dated as of December 22, 2004 among New Oriental Education & Technology Group Inc., Yongqiang Qian and New Oriental China

•	Option Agreement dated as of December 22, 2004 among New Oriental Education & Technology Group Inc., Beijing Jinfan Fengdu Culture Development Co., Ltd. and New Oriental China

•	Option Agreement dated as of December 22, 2004 among New Oriental Education & Technology Group Inc., Beijing Shiji Youhao Education Investment Co., Ltd. and New Oriental China

•	Amendment Option Agreement dated as of May 25, 2006 among New Oriental Education & Technology Group Inc., New Oriental China and New Oriental China schools.

IX.	Equity Pledge Agreement

•	Equity Pledge Agreement dated as of May 25, 2006 among New Oriental Education & Technology Group Inc., Beijing Decision and Beijing Hewstone and the shareholders of New Oriental China including Xiaoping Xu, Fanyi Bao, Yongqiang Qian, Qingquan He, Beijing Jinfan Fengdu Culture Development Co., Ltd., Beijing Shiji Youhao Education Investment Co., Ltd., Beijing Hongcai Education & Technology Co., Ltd., Qingdao Feixiang Language Services Co., Ltd., Beijing Tian Yi Yang Technology Development Co., Ltd., Beijing Jin Mu Tu Technology & Trading Co., Ltd. and Beijing Beizhi Culture & Education Co., Ltd.

Schedule II — Details of the Chinese Entities

	Name of the Company	Name of the Shareholder	Ownership Percentage

Part One: New Oriental China

	Beijing New Oriental Education & Technology (Group) Co., Ltd.	Xiaoping Xu	10%
		Fanyi Bao	4%
		Yongqiang Qian	2.5%
		Qingquan He	2%
		Beijing Jinfan Fengdu Culture Development Co., Ltd.	0.5%
		Beijing Shiji Youhao Education Investment Co., Ltd.	53%
		Beijing Hongcai Education & Technology Co., Ltd.	6%
		Qingdao Feixiang Language Services Co., Ltd.	0.5%
		Beijing Tian Yi Yang Technology Development Co., Ltd.	0.5%
		Beijing Jin Mu Tu Technology & Trading Co., Ltd.	2%
		Beijing Beizhi Culture & Education Co., Ltd.	19%

Part Two: List of New Oriental Schools

1	Beijing New Oriental Yangzhou Bilingual School	New Oriental China	100%

2	Shenyang New Oriental Foreign Language Training School	New Oriental China	100%

3	Shenzhen New Oriental Training School	New Oriental China	100%

4	Chongqing New Oriental Training School	New Oriental China	100%

5	Chengdu New Oriental School	New Oriental China	100%

6	Xi’an Yanta District New Oriental School	New Oriental China	100%

7	Nanjing Gulou New Oriental Advanced Study School	New Oriental China	100%

8	Wuhan New Oriental Training School	New Oriental China	100%

9	Guangzhou Haizhu District Privately-Funded New Oriental Training School	New Oriental China	100%

10	Tianjin New Oriental Training School	New Oriental China	100%

11	Shanghai Yangpu District New Oriental Advanced Study School	New Oriental China	100%

12	Beijing Haidian District Privately-Funded New Oriental School	New Oriental China	100%

13	Beijing New Oriental International Preparatory School	New Oriental China	100%

14	Xiangfan New Oriental Training School	New Oriental China	100%

15	Jinan New Oriental Training School	New Oriental China	100%

16	Zhengzhou New Oriental Training School	New Oriental China	100%

17	Hangzhou New Oriental Advanced Study School	New Oriental China	100%

18	Changchun New Oriental Training School	New Oriental China	100%

19	Harbin Nangang District New Oriental Training School	New Oriental China	100%

20	Changsha Furong District New Oriental Training School	New Oriental China	100%

21	Taiyuan New Oriental Training School	New Oriental China	100%

22	Zhuzhou New Oriental Training School	New Oriental China	100%

23	Shijiazhuang New Oriental School	New Oriental China	100%

24	Suzhou New Oriental School	New Oriental China	100%

Part Three: New Oriental Subsidiaries

1	Beijing New Oriental Dogwood Cultural Communications Co., Ltd.	New Oriental China	80%

		Shiji Youhao (holding shares on behalf of New Oriental China)	20%

2	Beijing Mingri Dongfang Technology Co., Ltd.	New Oriental China	99%

		Ms. Li Li (holding shares on behalf of New Oriental China)	1%

3	Beijing New Oriental Qiantu Chuguo Consultancy Co., Ltd.	New Oriental China	80%

		Shiji Youhao (holding shares on behalf of New Oriental China)	20%

4	Beijing New Oriental Xuncheng Net work & Technology Co., Ltd.	New Oriental China	99%

		Ms. Li Li (holding shares on behalf of New Oriental China)	1%

5	Yangzhou New Oriental Education & Technology Co., Ltd.	New Oriental China	90%

		Beijing Shiji Youhao Education Investment Co., Ltd. (holding shares on behalf of New Oriental China)	10%

6	Beijing New Oriental Dogwood Book Audio & Video Co., Ltd.	Beijing New Oriental Dogwood Cultural Communications Co., Ltd.	80%

		New Oriental China	20%

7	Beijing New Oriental Dogwood Advertisement Co., Ltd.	New Oriental China	80%

		Beijing Shiji Youhao Education Investment Co., Ltd. (holding shares on behalf of New Oriental China)	20%

8	Shanghai Dogwood Book Audio & Video Co., Ltd.	New Oriental China	90%

		Ms. Li Li (holding shares on behalf of New Oriental China)	10%

9	Shenyang New Oriental Dogwood Book Audio & Video Co., Ltd.	Beijing New Oriental Dogwood Book Audio & Video Co., Ltd.	80%

		Beijing New Oriental Dogwood Cultural Communications Co., Ltd.	20%

10	Tianjin Dogwood Book Audio & Video Co., Ltd.	Beijing New Oriental Dogwood Book Audio & Video Co., Ltd.	80%

		Beijing New Oriental Dogwood Cultural Communications Co., Ltd.	20%

11	Xi’an New Oriental Dogwood Book Audio & Video Co., Ltd.	Beijing New Oriental Dogwood Book Audio & Video Co., Ltd.	80%

		Beijing New Oriental Dogwood Cultural Communications Co., Ltd.	20%

12	Nanjing New Oriental Dogwood Book Co., Ltd.	Beijing New Oriental Dogwood Book Audio & Video Co., Ltd.	80%

		Beijing New Oriental Dogwood Cultural Communications Co., Ltd.	20%

13	Guangzhou Dogwood Book Audio & Video Co., Ltd.	Beijing New Oriental Dogwood Book Audio & Video Co., Ltd.	80%

		Beijing New Oriental Dogwood Cultural Communications Co., Ltd.	20%

14	Chengdu New Oriental Dogwood Book Audio & Video Co., Ltd.	Beijing New Oriental Dogwood Book Audio & Video Co., Ltd.	80%

		Beijing New Oriental Dogwood Cultural Communications Co., Ltd.	20%

15	Chongqing New Oriental Dogwood Book Audio & Video Co., Ltd.	Beijing New Oriental Dogwood Book Audio & Video Co., Ltd.	80%

		Beijing New Oriental Dogwood Cultural Communications Co., Ltd.	20%

16	Wuhan New Oriental Dogwood Book Audio & Video Co., Ltd.	Beijing New Oriental Dogwood Book Audio & Video Co., Ltd.	80%

		Beijing New Oriental Dogwood Cultural Communications Co., Ltd.	20%

17	Changchun New Oriental Dogwood Book Audio & Video Co., Ltd.	Beijing New Oriental Dogwood Book Audio & Video Co., Ltd.	80%

		Beijing New Oriental Dogwood Cultural Communications Co., Ltd.	20%

18	Changsha New Oriental Dogwood Book Audio & Video Co., Ltd.	Beijing New Oriental Dogwood Book Audio & Video Co., Ltd.	80%

		Beijing New Oriental Dogwood Cultural Communications Co., Ltd.	20%

19	Harbin New Oriental Dogwood Book Audio & Video Sales Co., Ltd.	Beijing New Oriental Dogwood Book Audio & Video Co., Ltd.	80%

		Beijing New Oriental Dogwood Cultural Communications Co., Ltd.	20%

Schedule III – Pending or Threatened Legal Proceedings

	Parties involved in the legal proceedings	Cause of the Claim	Amount of the Claim	Current Status

1.	Plaintiff: Ms. Julia Banner Alexander Defendant: Beijing Xun Cheng	Infringement of copyright of “New Concept English” owned by the Plaintiff	RMB1,000,000	Complaint has been served and the Parties are waiting for hearing

2.	Plaintiff: New Oriental China, Defendant: Zhejiang New Oriental Going Abroad Services Co., Ltd. and Zhejiang New Oriental School	Infringement of Trademark Right	RMB 500,000	Complaint has been served and the Parties are preparing for submission of evidence

3.	Plaintiff: New Oriental China, Defendant: Anhui New Oriental Cooking School	Infringement of Trademark Right	RMB 500,000	Hefei City Intermediate Court has accepted the case. Currently, New Oriental China is in the course of negotiation with the Defendant

4.	Plaintiff: Gao Yonghao Defendant: Beijing Haidian District Private-Funded New Oriental School and others	Personal injury	RMB 200,000	Complaint has been served and the Parties are waiting for hearing

Schedule IV – List of the Mortgaged Properties

	Name of the Property	Location	Mortgagee	Debts Secured

1.	Zhongguancun Financial Center, Tower B	No. 21, Part IV, West Block of Zhongguancun, Haidian District, Beijing	China Minsheng Banking Corporation Ltd. Beijing Hepingli Sub-branch	The loan granted by China Minsheng Banking Corporation Ltd. Beijing Hepingli Sub-branch to New Oriental China for purchasing the property

2.	Block No. 3-114-47	West side of Yangjiang Public Road, Wantou County, Guangling District, Yangzhou City, Jiangsu Province	Bank of Communication Yangzhou Branch	The loan granted by the Bank of Communication Yangzhou Branch to Yangzhou New Oriental Education & Technology Co., Ltd. for the construction of the Beijing New Oriental Yangzhou Bilingual School